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                                                                    EXHIBIT 23.5

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
DMX-Europe N.V.:

     We consent to the incorporation by reference in the registration statement (Nos. 333-28613 and 28613-01) on Form S-4, as amended, of Tele-Communications, Inc. and TCI Music, Inc. of our report, dated January 9, 1997, relating to the consolidated balance sheets of DMX-Europe N.V. and subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1996, which reports appear in the September 30, 1996 Annual Report on Form 10-K/A Amendment No. 2 of DMX Inc. and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

     Our report dated January 9, 1997 contains an explanatory paragraph that states that the Company has experienced recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                         /s/  KPMG

                                            ------------------------------------
                                                            KPMG

London, England
June 12, 1997